UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest event Reported): January 19, 2012

PROTEA BIOSCIENCES GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51474	20-2903252
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

955 Hartman Run Road

Morgantown, West Virginia 26507

(Address of principal executive offices)

(304) 292-2226

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into Material Definitive Agreement.

On January 25, 2012, Protea Biosciences Inc. ("Protea"), a wholly owned subsidiary of Protea Biosciences Group, Inc. (the "Company") entered into a Lease Agreement with White Birch Properties LLC ("Lessor") pursuant to which Protea agreed to lease facilities of approximately 10,412 square feet (the "Lease") located at White Birch Towers II, 1311 Pineview Drive, Suite 501, Morgantown, WV 26505 (the "Premises"). The Lease has an initial five year term (the "Initial Term") beginning on the date of occupancy by Protea, which is expected to be April 1, 2012 and is subject to the completion of certain improvements on the Premises. The rent during the Initial Term is equal to $16.10 per square foot per year or $13,969.43 per month. Protea has the exclusive option to renew the term of the Lease for an additional five years (the "Renewal Option") following the expiration of the Initial Term (the "Renewal Period"). The Renewal Option must be exercised at least 120 days prior to the end of the Initial Term. If the Renewal Option is exercised, the rent payable by Protea during the Renewal Period shall be equal to $17.75 per square foot per year. Protea has the option to terminate the Lease after reaching the thirty-seventh month of the then existing term upon ninety (90) days advance written notice to the Lessor and the payment of an amount equal to two months rent. Protea is also responsible for the costs related to the improvements on the Premises, which costs shall not exceed $141,200.

The summary of the Lease included herein is qualified in its entirety by the terms of the Lease filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 19, 2012, Tom Clark, M.D. notified the board of directors of the Company of his resignation as a director from the board, to be effective as of January 31, 2012. Dr. Clark's resignation was not because of a disagreement with the Company on any matters relating to the Company's operations, policies or practices.

Item 9.01. Exhibits and Financial Statements

10.1. Lease Agreement, dated January 25, 2012, by and between Protea Biosciences, Inc. and White Birch Properties LLC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 25, 2012	PROTEA BIOSCIENCES GROUP, INC.

	By:	/s/ Stephen Turner
Stephen Turner Chief Executive Officer